Exhibit 4.1

FIFTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This FIFTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of April 14, 2003 (this “Amendment”) is made by and among Alternative Resources Corporation (“ARC”), ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., ARC Technology Management LLC, ARC Staffing Management LLC, and ARC Shared Services LLC (collectively, the “Borrowers”), and Fleet Capital Corporation (the “Lender”).

WHEREAS, the Borrowers and the Lender are parties to a Credit and Security Agreement dated as of January 31, 2002, as amended by a First Amendment to Credit Agreement and Waiver dated as of August 8, 2001, a Second Amendment to Credit Agreement dated as of August 30, 2002, a Third Amendment to Credit Agreement dated as of November 14, 2002, and a Waiver, Joinder and Fourth Amendment to Credit Agreement dated as of December 27, 2002 (as so amended, the “Credit Agreement”);

WHEREAS, the Borrowers have advised the Lender that a dispute has arisen between the Borrowers and Bluecurrent, Inc. (“Bluecurrent”), regarding accounts receivable owing from Bluecurrent to the Borrowers and that the Borrowers have initiated suit against Bluecurrent to recover amounts owing from Bluecurrent;

WHEREAS, as a result of such dispute, the entire amount of accounts receivable owing from Bluecurrent to the Borrowers no longer satisfy the criteria of “Eligible Accounts” as set forth in the Credit Agreement, and the Borrowers’ financial results for the fiscal period ending December 31, 2002 have been adversely affected;

WHEREAS, after giving effect to the exclusion from the Borrowing Base of the accounts owing from Bluecurrent, the Revolving Credit Exposure exceeds the Borrowing Base, and as a result thereof, an Event of Default is continuing under the Credit Agreement (the “Overadvance Event of Default”);

WHEREAS, as a result of adverse effect of the Bluecurrent dispute on the Borrowers’ financial results for the fiscal period ending December 31, 2002, the Borrowers have advised the Lender that they failed to satisfy various financial covenants set forth in the Credit Agreement, which failures constitute additional Events of Default under the Credit Agreement (the “December 31, 2002 Events of Default”);

WHEREAS, the Borrowers have further advised the Lender that as a result of the adverse effect of the Bluecurrent dispute on the Borrowers’ financial results, the Borrowers will not be able to satisfy the financial covenants set forth in the Credit Agreement for the fiscal quarter ending March 31, 2003;

WHEREAS, the Credit Parties have requested that the Lender waive the Overadvance Event of Default and the December 31, 2002 Events of Default, as provided herein, and amend certain provisions of the Credit Agreement, among other things, to revise the financial covenants contained therein, and to provide for the Lender to continue to make overadvances for the benefit of the Borrowers until December 31, 2003, or such later date as the Lender may agree in writing, in an aggregate amount outstanding from time to time of up to $2,000,000; and

WHEREAS, the Lender has agreed to waive the Overadvance Event of Default and the December 31, 2002 Events of Default and to amend certain provisions of the Credit Agreement, among other things, to revise the financial covenants contained therein and to provide for overadvances for the benefit of the Borrowers until December 31, 2003, or such later date as the Lender may agree in writing in an aggregate amount outstanding from time to time of up to $2,000,000 (subject to reductions), all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.                                       Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.                                       Waiver of Overadvance Event of Default and December 31, 2002 Events of Default.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Lender hereby waives the Overadvance Event of Default and the December 31, 2002 Events of Default.  The parties agree that the foregoing waiver is limited solely to (i) the Events of Default arising out of the failure of ARC and its Subsidiaries, through the date hereof, to cause the Revolving Credit Exposure to be less than or equal to the Borrowing Base, and (ii) the Events of Default arising out of the Borrowers’ failure to satisfy the financial covenants set forth in Section 8.10 of the Credit Agreement for the fiscal period ended December 31, 2002, and nothing herein shall be construed as a waiver of any other presently existing or future Event of Default or any failure of the Borrowers to comply with any other provision, term or condition of the Loan Documents.

3.                                       Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 5 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date hereof, as follows:

(a)                                  Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)                                     The definition of “Borrowing Base” set forth in Section 1.1. is hereby amended by replacing clause (c) contained in such definition in its entirety with the following clause (c):

“(c)                            the lesser of:

(i)                                     70% of the aggregate of (x) Billed Restricted Product Line Accounts and (y) Unbilled Restricted Product Line Accounts, and

(ii)                                  $4,500,000, minus”

(ii)                                  The following new definition of “Overadvance Amount” is hereby inserted in Section 1.1 in appropriate alphabetical order:

“‘Overadvance Amount’ means (a) at any time during the period from March 7, 2003 through the Overadvance Termination Date, the amount by which the Revolving Credit Exposure exceeds the Borrowing Base at such time; provided that (i) the Overadvance Amount shall not at any time exceed the Initial Overadvance Limit (as it may be reduced from time to time), and (ii) for purposes of calculating the Overadvance Amount, the Borrowing Base shall not include any accounts receivable owing to the Borrowers by Bluecurrent Inc., and (b) at any other time, $0.  Notwithstanding the terms of clause (a) above, the Overadvance Amount shall be $0 at any time that (w) the Wynnchurch Guaranty shall not be in full force and effect, (x) Wynnchurch shall have contested the enforceability of the Wynnchurch Guaranty, (y) Wynnchurch shall have delivered notice to any Credit Party or to the Lender of its intention to terminate the Wynnchurch Guaranty, or (z) Wynnchurch shall have failed to pay when due any payment required to be paid or shall for any other reason be in default under the Wynnchurch Guaranty.

(iii)                               The following new definition of “Initial Overadvance Limit” is hereby inserted in Section 1.1 in appropriate alphabetical order:

“‘Initial Overadvance Limit’ means $2,000,000; provided that the Initial Overadvance Limit shall be reduced from time to time, upon the payment in cash by Bluecurrent, Inc. (“Bluecurrent”), to the Borrowers of amounts due in respect of accounts receivable owing by Bluecurrent to the Borrowers, on a dollar for dollar basis in an amount equal to such cash payments; provided that no such reduction in the Initial Overadvance Limit shall become effective until three days after receipt by the Lender of such cash payment for application to the outstanding Loans.

(iv)                              The definition of “Interest Expense” is hereby deleted in its entirety and replaced with the following new definition:

“‘Interest Expense’ means, for any period, the sum, without duplication, for the Borrowers and all Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued or paid during such period (whether or not actually paid during such period), but excluding (i) interest accrued in respect of the Wynnchurch Subordinated Notes and New Wynnchurch Subordinated Notes that is capitalized and not paid in cash, (ii) capitalized debt acquisition costs (including capitalized fees and expenses related to this Agreement), and (iii) capitalized costs associated with the accounting treatment of the Subordinated Debt Financing, plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements accrued during such period

(whether or not actually paid (or received) during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred hereunder during such period.”

(v)                                 The definition of “Fixed Charges” is amended by inserting, after the term “September 30, 2002” contained in clause (d) thereof, the term “and December 31, 2002”.

(vi)                              The definition of “Gross Availability” is hereby deleted in its entirety and replaced with the following new definition:

“‘Gross Availability’ means, at any time, the lesser of (a) the Revolving Credit Commitment at such time, and (b) the Borrowing Base plus the Overadvance Amount at such time.”

(vii)                           The following new definition of “New Wynnchurch Subordinated Notes” is hereby inserted in Section 1.1 in appropriate alphabetical order:

“‘New Wynnchurch Subordinated Notes’ means any Senior Subordinated Secured Convertible Promissory Notes, substantially in the form of the Wynnchurch Subordinated Notes, that may be issued by ARC to Wynnchurch and/or Wynnchurch Capital, Ltd., in consideration for payments made by Wynnchurch to the Lender pursuant to the Wynnchurch Guaranty.”

(viii)                        The following new definition of “Overadvance Termination Date” is hereby inserted in Section 1.1 in appropriate alphabetical order:

“‘Overadvance Termination Date’ means December 31, 2003, or such later date as the Lender may agree in writing.”

(ix)                                The definition of “Subordinated Indebtedness” is hereby deleted in its entirety and replaced with the following new definition:

“‘Subordinated Indebtedness’ means (a) Indebtedness of the Borrowers pursuant to the Subordinated Debt Financing and the New Wynnchurch Subordinated Notes, and (b) any other Indebtedness of the Credit Parties incurred after the Closing Date with the consent of the Lender that by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Loans and to the other Obligations of the Credit Parties by provisions in form and substance reasonably satisfactory to the Lender and Special Counsel.”

(x)                                   The definition of “Tangible Capital Base” is hereby deleted in its entirety and replaced with the following new definition:

“‘Tangible Capital Base’ means, at any time, (a) Tangible Net Worth plus (b) the outstanding principal balance of the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes (including interest accrued in respect of the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes that has been capitalized and not paid in cash).”

(xi)                                The following new definition of “Wynnchurch Guaranty” is hereby inserted in Section 1.1 in appropriate alphabetical order:

“‘Wynnchurch Guaranty’ means the Guaranty Agreement dated as of April 14, 2003, made by Wynnchurch for the benefit of the Lender, as the same may be amended, supplemented or otherwise modified from time to time.”

(xii)                             The definition of “Wynnchurch Subordinated Notes” is hereby deleted in its entirety and replaced with the following new definition:

“‘Wynnchurch Subordinated Notes’ means the Senior Subordinated Secured Convertible Promissory Notes due January 31, 2009 issued by ARC to Wynnchurch immediately prior to the Effective Time for cash proceeds of $10,000,000, as such notes may be amended from time to time in accordance with Section 8.13.’

(b)                                 Amendments to Section 2.1 of the Credit Agreement.  Section 2.1 of the Credit Agreement is hereby amended as follows:

(i)                                     Subsection 2.1(a) is hereby deleted in its entirety and replaced with the following new Subsection 2.1(a):

“(a)                            Subject to the terms and conditions set forth herein, the Lender agrees to make Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in the Revolving Credit Exposure exceeding the lesser of (i) the Revolving Credit Commitment at such time and (ii) the Borrowing Base plus the Overadvance Amount at such time.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.”

(ii)                                  Subsection 2.1(d) is hereby deleted in its entirety and replaced with the following new Subsection 2.1(d):

“(d)                           Repayment of Loans.  The Borrowers unconditionally promise to pay to the Lender the then unpaid principal amount of the Loans on the Revolving Credit Maturity Date.  In addition, if following any reduction in the Revolving Credit Commitment or at any other time the Revolving Credit Exposure shall exceed the lesser of (i) the Revolving Credit Commitment at such time, or (ii) the Borrowing Base plus the Overadvance Amount at such time, the Borrowers shall first, repay the Loans in an aggregate amount equal to such excess, and second, provide cash collateral for Total LC Exposure as specified in Section 2.4(g) in an aggregate amount equal to such excess.”

(c)                                  Amendment to Section 2.4 of the Credit Agreement.  Section 2.4 of the Credit Agreement is hereby amended by deleting Subsection 2.4(b)(ii)(B) in its entirety and replacing it with the following new Subsection 2.4(b)(ii)(B):

“(B) the Borrowing Base plus the Overadvance Amount at such time.”

(d)                                 Amendment to Section 2.6 of the Credit Agreement.  Section 2.6 of the Credit Agreement is hereby amended by deleting Subsection 2.6(a)(i)(y) in its entirety and replacing it with the following new Subsection 2.6(a)(i)(y):

“(y) the Borrowing Base plus the Overadvance Amount, and”

(e)                                  Amendments to Section 8.6 of the Credit Agreement.  Section 8.6 of the Credit Agreement is hereby amended as follows:

(i)                                     Subsection 8.6(a) is hereby deleted in its entirety and replaced with the following new Subsection 8.6(a):

“(a)                            The Credit Parties will not declare or make any Restricted Junior Payment at any time; provided, however, that (i) any Credit Party (other than ARC) may pay dividends to a Borrower, and (ii) so long as (A) no Payment Default (as defined below) exists, (B) no Blockage Period (as defined below) shall be continuing, and (C) no Event of Default shall result from the making of such payment, ARC may pay or cause to be paid to Wynnchurch and any other holders from time to time of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes, and Wynnchurch and any other holders from time to time of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes may accept and retain regularly scheduled quarterly payments of interest but no principal in respect of the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes on the dates and in the amounts set forth in the applicable Subordinated Debt Documents; provided that in no event shall the aggregate amount of interest payments made in respect of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes during any calendar quarter beginning with the calendar quarter beginning January 1, 2002 and ending with the calendar quarter ending December 31, 2005 exceed 1.875% of the aggregate outstanding principal balance of the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes without the prior written consent of the Lender, except that (1) if (v) the Lender has received a Compliance Certificate indicating that the Borrowers are in compliance with Section 8.10(b) for the period from January 1, 2002 through June 30, 2002 or any other two consecutive fiscal quarters following the Effective Time, (w) no Payment Default exists, (x) no Blockage Period shall have commenced and be continuing, (y) no Event of Default shall result from the making of such payment, and (z) prior to such payment, the Borrowers shall have delivered evidence to the Lender that after giving effect to such payment, Excess Availability shall equal or exceed $5,000,000, the aggregate amount of interest payments made in respect of the Wynnchurch Subordinated Notes during any calendar quarter may total up to (xx) 4.50% of the outstanding principal balance of the Wynnchurch Subordinated Notes plus (yy) the amount of prior interest payments that were not paid in respect of the Wynnchurch Subordinated Notes as a result of the prior existence of a Payment Default or prior commencement of a Blockage Period, and (2) if (w) no Payment Default exists, (x) no Blockage Period shall have commenced and be continuing, (y) no Event of Default shall result from the making of such payment, and (z) prior to such payment, the Borrowers shall have delivered evidence to the Lender that (xx) for the period of thirty days immediately prior to giving effect to such payment, Excess Availability shall have equaled or exceeded, on average, $1,000,000, (yy) during such thirty day period, there shall not have been more than four days on which daily Excess Availability shall not have equaled or exceeded $500,000, and (zz) after giving effect to such payment, Excess Availability shall equal or exceed $1,000,000, ARC may pay or cause to be paid to Wynnchurch and any other holder of the New Wynnchurch Subordinated Notes, and Wynnchurch and any other holder of the New Wynnchurch Subordinated Notes may accept and retain payments of principal and interest in respect of the New Wynnchurch Subordinated Notes (including without limitation the amount of prior interest payments that were not paid in respect of the New Wynnchurch Subordinated Notes as a result of the prior existence of a Payment Default or prior commencement of a Blockage Period).  Notwithstanding anything to the contrary set forth herein, beginning with the calendar quarter beginning January 1, 2006, so long as no Payment Default exists, no Blockage Period shall have commenced and be continuing, and no Event of Default shall result from the making of such payment, ARC may pay or cause to be paid to Wynnchurch and any other holder of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes, and Wynnchurch and any other holder of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes may accept and retain regularly scheduled quarterly payments of interest but no principal (unless the payment of principal is otherwise permitted pursuant to exception (2) to Section 8.6(a)(ii) above) in respect of the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes on the dates and in the amounts provided for in the Wynnchurch Subordinated Notes and the New Wynnchurch Subordinated Notes, respectively (as in effect on the dates of issuance thereof).”

(ii)                                  Subsection 8.6(b) is hereby deleted in its entirety and replaced with the following new Subsection 8.6(b):

(b)                                 In addition to the interest payments permitted under Section 8.6(a) above, (i) so long as no Payment Default exists and no Blockage Period is continuing:  (A) the Borrowers may pay reasonable directors’ fees and reimburse Wynnchurch and any other holder of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes for reasonable costs and expenses incurred by Wynnchurch or such holder in connection with the Subordinated Indebtedness owing to Wynnchurch or such holder, and (B) with the written consent of the Lender, which consent shall not be unreasonably withheld or delayed, the

Borrowers may retain Wynnchurch or any other holder of the Wynnchurch Subordinated Notes or the New Wynnchurch Subordinated Notes to perform, and pay to Wynnchurch or such holder fees for, advisory services at market rates, and (ii) so long as (A) no Payment Default exists, (B) no Blockage Period shall have commenced and be continuing, (C) no Event of Default shall result from the making of such payment, and (D) prior to such payment, the Borrowers shall have delivered evidence to the Lender that (x) for the period of thirty days immediately prior to giving effect to such payment, Excess Availability on each day shall have equaled or exceeded, on average, $1,000,000, (y) during such thirty day period, there shall not have been more than four days on which daily Excess Availability shall not have equaled or exceeded $500,000, and (z) after giving effect to such payment, Excess Availability shall equal or exceed $1,000,000, ARC may pay or cause to be paid to Wynnchurch Capital, Ltd.,or the holder of the New Wynnchurch Subordinated Notes, and Wynnchurch Capital, Ltd., or the holder of the New Wynnchurch Subordinated Notes may accept and retain fees in an aggregate amount of up to $250,000 in connection with the payment of any obligations under the Wynnchurch Guaranty by Wynnchurch.

(f)                                    Amendment to Section 8.10 of the Credit Agreement.  Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“8.10                     Certain Financial Covenants.

(a)                                  Tangible Capital Base.  ARC and its Subsidiaries shall not (i) as of March 31, 2003, have a consolidated Tangible Capital Base of less than (1,000,000) or (ii) as of the end of any fiscal quarter commencing with the fiscal quarter ending June 30, 2003, have a consolidated Tangible Capital Base of less than the sum of (x) (1,000,000) plus (y) on a cumulative basis, 50% of positive consolidated net income (without reduction for losses) for each fiscal quarter ending after March 31, 2003.

(b)                                 Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of ARC and its Subsidiaries shall not at any time during any period set forth below to be less than the ratio set opposite such period:

Period	Minimum Fixed Charge Coverage Ratio

July 1, 2003 through September 30, 2003	1.00 to 1.00

July 1, 2003 through December 31, 2003	1.00 to 1.00

July 1, 2003 through March 31, 2004	1.00 to 1.00

July 1, 2003 through June 30, 2004	1.00 to 1.00

Thereafter (on a rolling four quarters basis)	1.00 to 1.00

(c)                                  Fixed Charge Coverage Shortfall.  The amount by which (i) the aggregate Fixed Charges of ARC and its Subsidiaries for each fiscal period set forth below, exceeds (ii) the total of (A) consolidated EBITDA of ARC and its Subsidiaries for such period (determined on a consolidated basis without duplication in accordance with GAAP) minus (B) the aggregate amount of all Non-Financed Capital Expenditures during such period minus (C) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (D) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period, shall not be greater than the maximum shortfall amount set opposite such fiscal period:

Fiscal Period	Maximum Shortfall Amount

January 1 through March 31, 2003	$1,000,000

January 1 through June 30, 2003	$1,400,000

(d)                                 Capital Expenditures.  The Credit Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate exceed $2,000,000 at any time during any fiscal year, commencing with the fiscal year ending December 31, 2003.”

(g)                                 Amendment to Exhibit D of the Credit Agreement.  Exhibit D to the Credit Agreement is hereby replaced with the new form of Exhibit D attached hereto.

(h)                                 Termination of Right to Request or Continue Eurodollar Loans.  Notwithstanding anything to the contrary set forth in the Credit Agreement, the Borrowers shall have no right to request or continue Loans as Eurodollar Loans, and to the extent that any Eurodollar Loans remain outstanding as of the date hereof, such Loans shall be converted into Base Rate Loans as of the date hereof.

4.                                       No Default; Representations and Warranties, etc.

The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no

Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, including without limitation, any Subordinated Debt Document, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.

5.                                       Conditions to Effectiveness.

The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)                                  The Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)                                 The Lender shall have received a Certificate of the Secretary of ARC, certifying that this Amendment has been duly authorized by the Boards of Directors of ARC and each of its Subsidiaries;

(c)                                  The Borrowers shall have delivered to the Lender a guaranty made by Wynnchurch (the “Wynnchurch Guaranty”) of the Borrower’s obligations in respect of the Overadvance Amount, which guaranty shall be in form and substance satisfactory to the Lender;

(d)                                 The Lender shall have received a favorable written opinion of counsel to Wynnchurch, covering such matters relating to Wynnchurch and the Wynnchurch Guaranty, as the Lender shall reasonably request;

(e)                                  The Borrowers and Wynnchurch shall have executed and delivered to the Lender an amendment to the Subordination and Intercreditor Agreement reflecting the amendments to Section 8.6 of the Credit Agreement contained in this Amendment.

(f)                                    The Borrowers shall have delivered to the Lender evidence that Wynnchurch has executed and delivered to the Borrowers a written waiver with respect to the Subordinated Debt Documents in form and substance reasonably acceptable to the Lender, pursuant to which Wynnchurch shall have waived all existing defaults of the Borrowers under the Subordinated Debt Documents;

(g)                                 The Borrowers shall have reimbursed the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby; and

(h)                                 The Lender shall have received from the Borrowers, an amendment fee in an amount equal to $50,000.

6.                                       Miscellaneous.

(a)                                  Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.  Nothing contained herein shall constitute a waiver of any provision of the Credit Agreement or the other Loan Documents, except for the waiver of the Overadvance Event of Default expressly set forth herein.

(b)                                 This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)                                  This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

ALTERNATIVE RESOURCES CORPORATION

By:
Name:
Title:

ARC SERVICE, INC.

By
Name:
Title:

ARC SOLUTIONS, INC.

By
Name:
Title:

ARC MIDHOLDING, INC.

By
Name:
Title:

WRITERS INC.

By
Name:
Title:

ARC TECHNOLOGY MANAGEMENT LLC

By: ARC SERVICE, INC., its Manager and sole member

By:
Name:
Title:

ARC STAFFING MANAGEMENT LLC

By: ARC SERVICE, INC., its Manager and sole member

By:
Name:
Title:

ARC SHARED SERVICES LLC

By: ARC SERVICE, INC., its Manager and sole member

By:
Name:
Title:

LENDER

FLEET CAPITAL CORPORATION, as Lender

By
Name:
Title:

ISSUING LENDER

FLEET NATIONAL BANK, as Issuing Lender

By
Name:
Title:

CASH MANAGEMENT BANK

FLEET NATIONAL BANK, as Cash Management Bank

By
Name:
Title:

EXHIBIT D

[New Form of Exhibit D to Credit Agreement]